Exhibit 10.8

3003

LEASE

The S.C.I. FEDERALE GRAMONT, Société Civile de Placements Immobiliers [Real Estate Investment Company] with a share capital of €15,730,000, with its registered office at PARIS 10ème, 27 avenue Claude Vellefaux represented by UNIBIENS, Société par Actions Simplifiée [Simplified Joint Stock company], with a share capital of €4,050,000, registered with the Register of Trade and Companies (RCS) of PARIS under number 320 695 471, domiciled at 117, Quai du Président Roosevelt, ISSY-LES-MOULINEAUX-Cedex (92132),

holder of professional Real Estate Management card “G” no. 4184, issued by the PREFECTURE OF
PARIS and benefiting from a financial guarantee as part of its MANAGEMENT business activity, issued by CREDIT AGRICOLE S.A., for an amount of €35,000,000,

and holder of professional Transactions card “T” no. 8376, issued by the PREFECTURE OF PARIS,

itself represented by Gérard CHEVALIER, Chief Executive Officer, or Michel GAULTIER, Administration Manager,

or Mrs. Florence VETOIS, Manager of the Company Real Estate Lease Administration,

duly authorized for the purposes hereof.

hereinafter referred to as “the LESSOR”

ON THE ONE HAND,

AND

The Société COTY
Société par Actions Simplifiée [Simplified Joint Stock company] with a share capital of €22,901,465,
Registered office: 14-16, rue de Miromesnil — 75008 PARIS
Registered with the Register of Trade and Companies (RCS) of Paris under name B 394 710 552
Represented by Mr. Géraud-Marie LACASSAGNE, in its quality of President hereinafter referred to as “the LESSEE”

ON THE OTHER HAND

THE FOLLOWING HAS BEEN AGREED:

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TABLE OF CONTENTS

CHAPTER I - DESCRIPTION:	pages

Article 1 - PURPOSE	3
Article 2 - DESIGNATION	3
Article 3 - DURATION	3
Article 4 - INVENTORY	3
Article 5 - INTENDED USE	3

CHAPTER II - TERMS AND CONDITIONS

Article 6 - GENERAL CONDITIONS OF POSSESSION	4
Article 7 - WORKS, INSTALLATIONS, FITTINGS	5
Article 8 - FURNISHING	5
Article 9 - MAINTENANCE AND SUPERVISION OF THE PREMISES	5
Article 10 - VISITS OF THE PREMISES	6
Article 11 - CONTRIBUTIONS, TAXES, AND CHARGES	6
Article 12 - INSURANCES AND RECOURSE	6
Article 13 - ASSIGNMENT OF LEASE	8
Article 14 - SUBLETTING	8
Article 15 - TELEPHONE	9
Article 16 - RETURNING THE PREMISES	9
Article 16bis - VACTING THE BUILDING ON EXPIRATION OF THE LEASE	9
Article 17 - CHANGE IN THE LEGAL FORM	10

CHAPTER III - FINANCIAL OBLIGATIONS:

Article 18 - RENT	10
Article 19 - RENT MAINTENANCE AND SERVICE CHARGES	10
Article 20 - TAXES AND DUTIES	10
Article 21 - PAYMENT METHODS	10
Article 22 - SECURITY DEPOSIT	11
Article 23 - ESCALATOR CLAUSE	11

CHAPTER IV - OTHER OBLIGATIONS:

Article 24 - AUTOMATIC TERMINATION CLAUSE	12
Article 25 - COSTS AND REGISTRATION	12
Article 26 - ELECTION OF DOMICILE	12

CHAPTER V - SPECIAL CONDITIONS:

1 - DESIGNATION
2 - REFERENCE DATES
3 - INTENDED USE
4 - TAX REGIME
5 - BASIC ANNUAL RENT
6 - PROVISIONS ON CHARGES
7 - SECURITY DEPOSIT
8 - REFERENCE INDEX
9 - TERMINATION CONDITIONS
10 - DEROGATION CONDITIONS
11 - FEES

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CHAPTER I - DESCRIPTION

Article 1: Purpose

The Lessor leases out to the Lessee, which accepts, the premises that it owns, designated in chapter V.1 below.

Article 2: DESIGNATION

The Lessee declares that it has seen the premises as it visited them for the purpose of the present agreement, without the need for a more detailed designation than that which is contained in chapter V.1, and that it accepts them in the condition in which it finds them including all outbuildings.

In addition, the Lessee undertakes not to unlawfully occupy any other premises in the building under penalty of termination of the present lease.

The parties expressly agree that the premises under the present lease form an indivisible whole.

Article 3: DURATION

The present lease is granted and accepted for a duration of nine full and consecutive years, which shall start as of the effective date set out in chapter V.2 below. It shall cease in the conditions established in article L.145-9 of the Commercial Code (formerly article 5 of decree no. 53960 of September 30, 1953). The Lessee shall have the right to give notice upon expiration of each three-year period by informing the Lessor by extrajudicial act served no less than six months before expiration of the current period.

The Lessor shall have the same right if it wishes to invoke the provisions of articles L. 145-18, L. 145-21, and L. 145-24 of the Commercial Code (formerly articles 10, 13, and 15 of the decree no. 53960 of September 30, 1953) in order to build, rebuild the existing building, raise the building or perform works stipulated or authorized in the scope of a real estate restoration operation.

Article 4: INVENTORY

An inventory will be drawn up in the presence of both parties upon entry of the Lessee. If, for any reason, this inventory is not drawn up, and particularly if the Lessee is absent, the premises shall be deemed as rented in perfect condition.

The inventory shall be established at the cost of the Lessee.

Article 5: INTENDED USE

The Lessee must use the premises hereunder for the exclusive use stated in chapter V.3 below, peacefully and in accordance with articles 1728 and 1729 of the Civil Code.

It is agreed that the Lessee shall refrain from carrying out any commercial activities in the premises not authorized by the special conditions, as well as any industrial or craftwork production activities or wholesale or retail sales activities, as well as all auction sales for furniture and other items.

If an exceptional authorization is granted to the Lessee to carry out certain activities, this does not mean that the Lessor gives any guarantee or will conduct any procedures to obtain the administrative authorizations that may be necessary in any way for the use of the premises for the purpose of carrying out the established activity. Therefore, the Lessor may not be held liable in the case where obtaining of authorizations is rejected or delayed.

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CHAPTER II - TERMS AND CONDITIONS

The present lease is established under the ordinary and legal terms and conditions, particularly those set out below, which the Lessee undertakes to perform correctly and without the right to demand any compensation or reduction of the rent fixed hereunder, and under penalty of all expenses and damages and even termination of this agreement if the Lessor so determines.

Article 6: GENERAL CONDITIONS OF POSSESSION

The Lessee accepts the leased premises in their current condition, and shall be responsible for all interior and exterior decoration and installation work, without having the right to demand any repairs when taking possession or throughout the duration of the lease, and must, in addition to such work, ensure that all necessary repairs are made to the said premises during the lease, including those provided for in article 606 of the Civil Code.

The Lessee declares that it fully complies with the provisions of article L 510-1 et seq. of the Urban Planning Code.

The Lessee acknowledges that the premises hereunder conform to the intended use of the lease.

It shall personally ensure, as of this moment and throughout the entire duration of the lease, that they continue to comply with all administrative and police regulations applicable both to the premises and to the business activity that will be carried out there.

It shall comply with all recommendations and injunctions issued by the Labor Inspector, the Hygiene and Safety Committee, and more generally all Administrative Services concerned.

It shall ensure that the Lessor cannot be inconvenienced or sued in this respect.

It must comply with the terms and conditions of the co-ownership regulations, the regulations on possession, the specifications, and any document regulating the building complex, as well as all amendments that the Lessor may decide to make to them in the future, or any future regulations.

It acknowledges that it has received a copy of the aforementioned documents.

The Lessee shall take all necessary precautions to ensure that the exercise of its trade and business activities do not in any way harm the upkeep, peacefulness, good appearance, and good maintenance of the building; it shall take all precautions and assume all responsibility in this respect. The Lessee undertakes not to introduce into the rented premises materials that are flammable, explosive, or hazardous to the safety of the building, or use gas in any form whatsoever.

It should be noted that the temperature of the premises served by any heating and/or air conditioning installation(s) on the premises is not guaranteed, and the Lessee cannot make any claims in this respect. The same shall apply, and the Lessee may not claim any reduction of rent or compensation in the case of temporary removal of public utility services such as water, electricity, telephone, and heating, regardless of the duration, following maintenance, repair, replacement, failure of supply, or cut-off, breakdown, strike, or any other cause.

The Lessee may not deposit or leave any items in the communal parts of the building, which must provide clear access at all times.

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Article 7: WORKS, INSTALLATIONS, AND FITTINGS

The Lessee must tolerate and allow any repairs, reconstruction, raising, extensions, and other works that the Lessor may decide to perform during the lease in the rented premises, and in the respective building, regardless of their nature and duration, should the latter exceed forty days.

The Lessee may not perform works in the rented premises that might change the intended use of the building or harm its integrity. Similarly, it may not place a load on the floors exceeding their capacity; failing this, the Lessee shall be liable for all disturbances or accidents.

All works leading to a change of layout, demolitions, or drilling of walls, beams, or floors, and installation of machinery with any power source, must be subject to the prior, written authorization of the Lessor, and to the administrative authorizations applicable in the field. In order to obtain such authorization, the Lessee shall submit to the Lessor all documents relating to the planned works or installations such as drawings and technical notes. The works must be performed at the Lessee’s own risks and costs, and under the supervision of an Architect or Engineering Firm accredited by the Lessor and whose fees shall be paid by the Lessee. The Lessee shall personally deal with all complaints made by the other building occupants, neighbors and third parties, particularly in relation to noise, heat, or vibrations and shall take out all necessary insurances in order to perform the said works.

All works, embellishments, improvements, installations, and constructions of any kind, including fixed and mobile partitions and, if applicable, works that may be imposed by legislative or regulatory requirements, carried out by the Lessee during the lease, shall become the property of the Lessor on departure of the Lessee and its legal successors, without compensation and without prejudice to the right reserved by the Lessor to require that the premises be fully or partially restored to their original state, at the cost of the Lessee, even for works expressly authorized by the Lessor.

The Lessee may not affix any plaques, signs, or blinds, or perform any installations of any kind affecting the external appearance of the building, without the prior, written consent of the Lessor, which will, as needed, request the authorizations mentioned in the co-ownership regulations or any other regulations, specifications, or statutes that it must itself observe, and it should be noted that the Lessee shall personally arrange the administrative authorizations required and the settlement of any fees that may be due for this purpose, in order for the Lessor not to be inconvenienced or sued in this respect.

Article 8: FURNISHING

The premises must be furnished at all times and until the expiration or termination date of the lease, with equipment, furniture, and merchandise in such quantity and value as to be sufficient to respond to and serve at all times as a guarantee for the Lessor to cover payment of the rent and all service and maintenance charges and obligations of the present lease.

Article 9: MAINTENANCE AND SUPERVISION OF THE PREMISES

The Lessee shall be obligated to carry out all minor repairs and maintenance work, cleaning, and in general all repair work or replacements in the rented premises, throughout the duration of the lease and at its own cost, whenever these become necessary and for any reason.

The Lessee must, at its own cost, maintain all specific fittings and amenities such as the roof, external surroundings including green spaces, heating, air conditioning, ventilation, elevators, and electrical and telephone installations in accordance with the regulations in force and return them in perfect condition of use. For this purpose, it shall enter into all necessary maintenance contracts and undertakes to submit a copy of these to the Lessor within 3 months of signing this agreement and each year thereafter. The Lessee must maintain the locks, shutters, and roll shutters in a satisfactory state of cleanliness, upkeep, and operation. It must similarly completely restore the paintwork and carpets at least every 5 years.

Finally, it must maintain the floor coverings other than the carpets in satisfactory condition and particularly remedy the appearance of stains, burns, holes, or peeling.

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If the works listed above and all works that become necessary are not done, the Lessor may take the place of the Lessee following an injunction and have them done by a company of its choice at the exclusive cost of the Lessee, without prejudice to all damages and to the Lessor’s right to invoke the Lessor’s shortcoming in order to automatically exercise the termination clause stipulated hereunder. These provisions also relate to all costs for which the Lessor is liable in this respect under the co-ownership regulations, specifications, or any other document.

The Lessee shall allow the Lessor, its representative, or its architect and all contractors and workers to enter the rented premises and visit them to assess their condition, whenever this is deemed useful. It must also allow the performance of all necessary works and allow workers to enter the premises so that they can carry out all work deemed useful.

The Lessee must not under any circumstances fail to act or permit actions in such a way as to harm the premises and it must immediately notify the Lessor within forty-eight hours of any harm caused to the property, and any damage caused to or deterioration in the rented premises.

Article 10: VISITS OF THE PREMISES

The Lessee shall allow visits of the premises by the Lessor or any tenants in the case of termination of the lease during the advance notice period, and shall allow signs or notices to be put up in places convenient to the Lessor.

The Lessee hereby authorizes any agent authorized by the Lessor to enter the rented premises during the said period.

Article 11: CONTRIBUTIONS, TAXES, AND CHARGES

The Lessee undertakes to pay its personal and property taxes, business tax, lease fees, and all other charges of any nature for which it is specifically responsible or relating to its trade, that are or may be applicable to tenants; to pay the household waste collection charges, the street sweeping tax, any new contributions municipal taxes, and similar, and tax increases that may be created and payable by tenants, of any kind and going by any name, and to reimburse the Lessor at the mere request of the latter for the amounts that it has advanced in this respect; and to pay the property tax, business tax, or any new tax on built or non-built properties, such that the rent stipulated hereunder be net of all charges to the Lessor as stated in article 19 below.

Article 12: INSURANCE AND RECOURSE

1) Lessor’s Insurance

The Lessor shall provide guarantee for the pecuniary consequences of the civil liabilities that it may incur in its capacity as owner.

The Lessor shall provide guarantee for its real property as well as for all building facilities and installations with which the premises are equipped on entry into effect of this lease, particularly against the risks of fire, explosion, storms, and flood damage.

In this respect, the Lessee undertakes to notify the Lessor, by registered letter, of all causes of aggravating risks (particularly where the storage height is more than 7 m) that may derive from the creation of its trade or any modification of its business activity, and to pay the additional premiums that may be caused to the Lessor.

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2) Lessee’s Insurance

The Lessee shall take out guarantees from Insurance Companies known to be solvent for the consequences of civil liabilities that it may incur as a result of:
- its capacity as tenant and/or occupant,
- its business activities, particularly with respect to the Lessor, and neighbors and third parties in general.

The Lessee shall take out guarantees from Insurance Companies known to be solvent for its own property and the fittings that it will realize particularly against the risks of fire, explosions, and flood damage.

The Lessee shall take out a guarantee for operating loss.

3) Waiver of recourse

The Lessee waives all recourse against the Lessor derived from total or partial destruction of or damage to all equipment, furniture, values of any kind, and merchandise due to loss or prevention of enjoyment of the rented premises, even in the case of total or partial loss of goodwill, including the intangible elements attached to the said goodwill.

The Lessee, in return, waives all recourse that it would be entitled to exercise against the Lessee.

These waivers of recourse between the Lessee and the Lessor do not prohibit their respective insurers from exercising methods of recourse between them.

4) The Lessee must maintain and renew its insurances throughout the duration of the lease, regularly pay its premiums and contributions, and submit evidence of this to the Lessor upon first request and for the first time when signing this agreement.

Furthermore, the Lessee undertakes to inform the Lessor of all modifications made to the above-mentioned insurances as well as their termination for any reason, within a period of 15 days preceding the effective date of such termination.

If the business activity exercised by the Lessee triggers increased premiums for the owner, or for neighbors and co-tenants, the Lessee must reimburse the interested parties for these amounts of these additional premiums.

5) The Lessee shall reimburse the Lessor for all insurance premiums taken out by the Lessor in accordance with common practice.

6) The Lessee may not hold the Lessor liable, except in the case of serious deficiency of the latter in the following cases:

Theft, break-in, or other criminal acts and generally disturbances caused by third parties or co-tenants in the rented premises or the property’s outbuildings.

Interruption of service of the building’s installations.

Accident that may arise due to the installation of the said services in the rented premises.

In the event that the rented premises are flooded by river water or similar.

The Lessee shall personally deal with the above cases and generally with all other unforeseen circumstances, unless it has a right of recourse against a third party, without involving the Lessor.

For additional security, the Lessee shall take out all necessary insurances to ensure that the Lessor is entirely released from Liability.

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7) If a proportional rule is applied following a loss due to failure of the Lessee to fulfill any of its contractual obligations, the Lessee shall be obligated to compensate the Lessor for all consequences of such failure.

8) The Lessor and the Lessee undertake to inform their respective insurers of all the provisions of this article.

9) If, under the present lease, the Lessee sublets all or part of the rented premises, it must ensure that each subtenant commits to the same obligations and waivers with the Lessor and informs its insurer.

Article 13: ASSIGNMENT OF LEASE

The Lessee may not assign its right to the present lease without the express, written consent of the Lessor. However, it may freely assign the right to the lease for all the rented premises to the buyer of its successor in business.

Any assignment must take place by notarial act or private deed, which the Lessor will be called upon to attend. The assignees must jointly undertake, with the Lessee, to pay the rent and perform the conditions of the lease. The Lessee shall remain jointly responsible with its successor and all subsequent successors for payment of the rent and performance of the conditions of the lease until expiration thereof.

In addition, the Lessee may not assign its business without first offering the purchase to the Lessor. After notification by registered letter with acknowledgment of receipt served in relation to the business assignment project, the latter shall have a period of one month to inform the Lessee if it wishes to purchase it at the conditions offered or at conditions to be negotiated between the parties.

In the latter case, the assignment must take place in the month the Lessor exercises its right of pre-emption, failing which this pre-emption shall be deemed null and void. If no response is received in the established period, it shall be assumed that the Lessor has chosen not to exercise the right of pre-emption.

In addition, all those who may subsequently become assignees of the Lease shall remain obligated to the Lessor, jointly between themselves and the Lessee, to pay the rent and perform the conditions of the lease throughout the duration thereof, even if they are no longer in the premises and have assigned their right.

A certified copy of the assignment deed or a registered original must be submitted to the Lessor, at no cost for the latter, the Lessee being obligated to comply with the rules of article 1690 of the Civil Code.

Article 14: SUBLETTING

The Lessee may not hand over all or part of the premises to any party by conferring possession thereof to a third party, in any form, even as a loan, sublet, or similar, without the express, written consent of the Lessor.

In the event that the partial sublet of the premises is authorized, it is expressly agreed that all the premises under this lease shall retain their indivisible nature by the joint intent of the parties.

Thus, the Lessor shall not be obligated to renew the sublets on expiration of the contract.

Any sublet must take place by official or private deed, which the Lessor will be called upon to attend.

The subtenants must jointly undertake, with the Lessee, to pay the rent and perform the conditions of the lease. The Lessee shall act as guarantor and remain jointly responsible with its successor and all subsequent successors for payment of the rent and performance of the lease.

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In addition, all those who may subsequently become subtenants shall remain obligated to the Lessor, jointly between themselves and the Lessee, to pay the rent and perform the conditions of the lease throughout the duration thereof, even if they are no longer in the premises and have assigned their right.

Article 15: TELEPHONE

The Lessee shall personally arrange to obtain telephone lines and telephone installation and shall therefore be the titleholder of its lines.

Article 16: RETURNING THE PREMISES

Prior to moving out, the Lessee must, before even partially removing furniture and equipment, have settled all the rental installments and maintenance and service charges, and provide evidence of this by submitting payment receipts of the contributions for which it is responsible, both for the elapsed years and the current year.

The Lessee must, no later than the lease expiration date, at any time and for any reason, leave the rented premises and all fittings, installations, improvements, additions, and embellishments, without compensation and in good condition, which will be reported in a schedule of condition, following which the Lessee must hand the keys over to the Lessor.

In particular, the Lessee must assume liability for the costs, including paintwork, floors, floor coverings, walls, ceilings, and any layout fittings inside the premises, as well as the surrounding amenities, so as to leave the premises in good condition, without being able to invoke wear or tear, even normal. The inventory, the date of which shall be determined by mutual agreement of the parties, shall, if applicable, include a report of repairs to be done. This inventory may be preceded by a preliminary inventory.

Notwithstanding the handover of the keys, the lease shall continue until the expiration date, with the rent remaining payable up to this date. Failing this, the inventory will be drawn up on the lease expiration date. If the Lessee is not present at the time and date set for the inventory, the latter may be established, if the Lessor sees fit, in the presence of a bailiff, who may be accompanied by a locksmith in order to gain entry to the premises, with the corresponding costs being exclusively payable by the Lessee.

If repairs or works are necessary, the Lessee must, within fifteen days of notification of the estimates, issued at the request of the Lessor, approve the said estimates.

If the Lessee does not express its intention in the above period, the estimates will be deemed as approved and the Lessor may have the work done by companies of its choice, and claim the amount from the Lessee.

If the Lessee expresses its intention to perform the work itself, it must undertake, as an essential and decisive condition, to have it performed by qualified companies approved by the Lessor.

The repairs shall refer to reconditioning of the premises, with the consequences of disrepair resulting from use being payable by the Lessee.

Article 16 bis: VACATING THE BUILDING UPON EXPIRATION OF THE LEASE

If the Lessee fails to vacate the building by the expiration date of this contract or on the date of completion of the reconditioning works pursuant to article 16 above, the Lessee shall be liable to the Lessor for occupancy compensation established herein for each late day at 2% exc. taxes, of the amount of the last quarterly rent exc. taxes.

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Article 17: CHANGE IN THE LEGAL FORM

The Lessee must notify the Lessor of any modifications of the renting Company’s status (transformation, change in name or company logo, change in the company registered office, etc.) within a month of the modification “by registered letter with acknowledgment of receipt” and give notice to the Lessor, in the manner described in Article 1690 of the Civil Code, regarding any merger or partial transfer of assets. In the event that a partial transfer of assets occurs, the contributing company shall remain the guarantor and shall be jointly liable for the beneficiary of the contribution, for the payment of the rent and the execution of the lease conditions.

CHAPTER III – FINANCIAL OBLIGATIONS

Article 18: RENT

The rent as set in the particular conditions contained hereinafter constitutes a decisive clause for both parties upon signing this lease. This lease is hereby granted and agreed upon in return of an annual rent, the base value for which has been set herein, as described in Chapter V.5 and which may change under the conditions set by legislation and by following the methods described in Article 23 herein.

Article 19: SERVICE CHARGES AND MAINTENANCE

The Lessee shall pay the Lessor a portion of the communal services for the premises, insurance, rental taxes, property taxes, offices taxes, individual supplies and expenses necessary for function, cleanliness, maintenance and repair of the property overall, including work performed in the common areas and on communal equipment, namely all costs regarding the maintenance and repair of elevators, heating units, courts, lawns, as well as all facilities, fixtures and operational equipment in the common areas; it shall also repay a portion of the salaries of the personnel associated with the property, such as security, cleaning staff, property management, as well as the permanent cash reserves raised by the property manager, the fees of the property administrator, etc., so that the rent as set herein shall be free of all service charges for the Lessor.

This payment shall be made independently upon receipt of a bill or in quarterly installments, paid by the Lessee with each term, in the amount stipulated in Chapter V.6. To take into consideration the fluctuation of service charges, the Lessor may, upon presentation of supporting documents, modify the amount of the installment for service charges.

At the closing of each 12-month period, the amount of installments paid shall be settled based on the account statement for annual charges.

Article 20: TAXES AND DUTIES

The Lessor having opted so that the rent shall be subject to the VAT, pursuant to Article 260 – 2nd of the General Tax Code, the rent indicated above and additional charges shall be increased by the VAT at the rate in effect at the moment the amount is billed.

Article 21: PAYMENT METHOD

The Lessee is required to pay the Lessor rent and service charges in four equal payment terms and in advance, on January 1st, April 1st, July 1st and October 1st of each year by automatic withdrawal.

All other payments shall take place at the office of the Lessor or at any location indicated by the latter.

In the event that the Lessee fails to pay the rent owed to the Lessor before the due date, or any other amount due related to this lease which has not be paid by the deadline stipulated, the Lessor shall have the full right to collect, within eight days after the rent due date and without having to provide prior notice, interest as a late fee, calculated pro rata temporis at the discount rate of the Bank of France increased by 4 points.

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In application of the provisions of Article 68 of Law no. 91,650 of July 9, 1951, in the event that the amounts due cannot be recovered, the Lessor may register, as a temporary measure, a pledge on the business of the Lessee as it currently or will be operated.

Article 22: SECURITY DEPOSIT

To guarantee the execution of its obligations, the Lessee shall pay the Lessor, who shall acknowledge such, an amount that equals a THREE (3) months’ rent, excluding taxes as a security deposit. This security deposit shall not accrue interest nor be attributed to the last rent payment owed and shall be reimbursable upon the departure of the Lessee, subject to, on one hand, the clearance of all amounts owed by the Lessee, including the balance on the service charges corresponding to its period of occupation and, on the other hand, the payment for the reconditioning of the rented premises.

In the event of revision or adjustment of the rent set herein, this security deposit shall be readjusted in proportion to the new rent amount, and subject to the same conditions.

In the event that this lease is terminated following a failure to execute the conditions of the lease, due to any reason attributable to the Lessee, pursuant to a termination clause, as described herein, or if a notice by the Lessor of its refusal to renew for a serious and legitimate reason, the security deposit shall be kept by the Lessor as an initial compensation, without prejudice to all other compensation.

At the moment of the Lessee’s departure, the security deposit shall be attributed mainly to the amount of repairs owed by the Lessee as described in Article 16.

The security deposit shall be kept by the Lessor as a fixed initial compensation in the event that the lease is relinquished, pursuant to article 621-28 of the Code (formerly Article 37 of Law no. 85-98 of January 25, 1985), without prejudice to all other corresponding compensation as applicable.

Article 23: INDEXATION CLAUSE

The rent shall also be subject to the following indexation clause: the rent shall be adjusted automatically each year in proportion to the adjustment of the quarterly cost index of the building published by the INSEE. For the first year, the index provided in Chapter V.8 shall be compared to the index for the same quarter of the following year.

For the subsequent years, the index selected for prior reassessment and the index of the same quarter for the following year shall be compared.

If this index is not available on the anniversary date of the lease, a provisional indexation shall be made based on the last known index.

It is hereby stated that this clause constitutes a contractual index. As a result, the legal triennial revision currently provided by Articles L.145-37 and L.145-38 of the Commercial Code (formerly Articles 26 and 27 of the September 30, 1953 decree), which still remains applicable.

If the index described in this article ceases to be published by the INSEE, the parties may decide to refer to any other index publication selected, which must be issued by a public or private statistics entity, selected by mutual agreement or, failing such mutual agreement, designated by the President of the Commercial Court.

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CHAPTER IV – OTHER OBLIGATIONS

Article 24: CLAUSE OF RIGHTFUL TERMINATION

It is hereby agreed that upon a failure of the Lessee to fulfill any one of the obligations and conditions of the lease, all of which are compulsory, or upon failure to pay in full any installment of the rent or service charges before the due date as stipulated in this contract, its riders or later amendments or court rulings, this lease shall be, at the discretion of the Lessor, rightfully terminated and without the need for any legal formalities, one month after simple notice of performance or order of payment served to a person or its domicile, containing a statement by the Lessor of its intent to enforce this clause if unheeded at this time.

If the Lessee refuses to vacate the premises, it shall be forced to so, without delay, upon a temporary injunction issued by the President of the Commercial Court with jurisdiction over the location of the property. In this case and regardless of the reason for termination, the security deposit described herein in Chapter V.7 shall remain property of the Lessor as initial compensation without prejudice to all other compensation.

All other offers for payment or execution after the expiration of the above-mentioned deadline shall not prevent the established termination.

If the Lessee fails to vacate the premises, the Lessor shall be rightfully entitled to, without prior notice, compensation for the time already occupied for each day past the expiration date, for two-times the current rent calculated pro rata temporis, without prejudice to all other rights to compensation owed to the Lessor.

Article 25: FEES AND REGISTRATION

The costs, duties and fees pertaining to this lease shall be the responsibility of the Lessee, for which it shall be expressly liable.

Article 26: SELECTION OF DOMICILE

For the execution of this document, the address selected by the Lessor as its main office located at BP 28 – 117, quai du President Roosevelt – 92132 Issy-les-Moulineaux-Cedex and for the Lessee, the premises rented.

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CHAPTER V SPECIAL CONDITIONS

S.C.I. FEDERALE GRAMONT hereby grants this lease to Société COTY, which hereby accepts the premises located at:

1st/	DESIGNATION OF THE PREMISES

Within the property located at:

8-14 RUE GRAMONT
14 RUE DU 4 SEPTEMBRE
75002 PARIS

à	The premises for use of office space, having an approximate surface area of 6,254.54 m2 for the basement, ground level
R + 6 corresponding to lots 1, 2, 3, 4, 5, 6, 7

à	Several ground-level and basement premises with a surface area of 1,795.71 m2 corresponding to lots 8, 9, 10, 11, 12

For a total surface area of 8,050.25 m2

à	57 parking spaces in the 2nd basement corresponding to lots 13 through 69.

2nd/	REFERENCE DATES

	Effective date for the current lease:	JANUARY 1, 2006

	Date that the premises will become available:	SEPTEMBER 1, 2005
For the purposes of setting up the premises, subject to the Lessor providing proof of insurance for the premises on this date.

3rd/	PURPOSE

The premises shall be used solely for office space.

4th/	TAX SYSTEM

VAT at the current rate.

[initials]

5th/	ANNUAL BASE RENT

Annual base rent, excluding taxes and service charges: 3,450,000 € (THREE MILLION FOUR HUNDRED FIFTY THOUSAND EUROS):

A rent-free period, excluding services charges, of eleven months has been granted to the Lessor.

Payment of the first term shall therefore occur on: December 1, 2006
For the period beginning on December 1, 2006 and ending December 31, 2006

6th/	PROVISIONS REGARDING THE SERVICE CHARGES

“The Lessee shall undertake and directly finance the service charges required for the operation of the property. The Lessor shall be assured that the Lessee has contracted on a regular basis various maintenance work for the property by providing a copy of the signed contracts to the Lessor once they have been signed.

In the event that these contracts are modified or cancelled, the Lessor must be notified within fifteen days. The Lessor may verify on a yearly basis that these contracts are produced to have a legal and technical effect and verify their proper execution. The Lessor shall conduct two visits per year for monitoring.

The quarterly payment must include administrative fees, miscellaneous technical fees paid by the Lessee to the Lessor in the amount of 25,000 €, excluding taxes.

The settlement shall take place once a year.

7th/	SECURITY DEPOSIT

This shall correspond to three months’ rent, in the sum of 862,500 € (EIGHT HUNDRED SIXTY-TWO THOUSAND FIVE HUNDRED EUROS).

8th/	REFERENCE INDEX

Latest INSEE index to date – publication in the Official Journal upon the effective entry date of the premises, i.e. index 1269 (4th quarter 2004). First revision: January 1, 2007.

9th/	CONDITION SUBSEQUENT

None.

[initials]

10th/	OVERRIDE PROVISION

Article 3 – DURATION

The first paragraph shall be modified as follows:

“The current lease has been granted and agreed upon for the duration of nine consecutive years and two full months, which shall begin from the effective date as stipulated in Chapter V2. It shall end under the conditions described in Article L.145.9 of the Commercial Code (formerly Article 5 of the September 30, 1953 decree).

The Lessee shall have the authority to give notice “at the end of the third triennial period and two months” by notifying the Lessor by an extrajudicial document, at least six months prior to the expiration for the current period.”

Article 6 – GENERAL CONDITIONS OF USE

The first paragraph shall be modified as follows:

“The Lessee shall occupy the premises rented…for the duration of the lease, with the exception of those described in Article 606 of the Civil Code.”

Paragraph 10 shall be completed as follows:

“Upon notification of the temporary suspension or of the reduction of collective services mentioned above, the Lessor is required to take all necessary measures for the inconvenience suffered by the Lessee to cease.”

Article 7 – REPAIR WORK – FACILITIES – FURNISHINGS

The first paragraph shall be modified as follows:

“The Lessee shall lose and relinquish all rights to any compensation or decrease in rent” “for all repair work which may be required at the end of the lease”.

Article 9 – MAINTENANCE AND MONITORING OF THE PREMISES

Paragraph 2 shall be modified as follows:

“The Lessor must maintain, as its expense, all specific equipment, such as external access ways and green spaces, heating…in accordance with current legislation and provide them in good condition for use.” For this purpose…it must, in the same manner, proceed with the restoration of the paint and carpet in their entirety every five years, “if necessary”.

Paragraph 3 shall be modified as follows:

The words “perfect condition” shall be replaced by “good condition”.

Paragraph 5 shall be modified as follows:

“by prior 48 hours’ notice”.

[initials]

Article 10 – VISITING THE PREMISES

The first paragraph shall be completed as follows:

“by prior 48 hours’ notice”.

Article 14 – SUBLEASE

The Article shall be completed as follows:

“However by derogation from the above paragraph, the Lessee shall have the authority to partially sublet the premises to one or more companies in which the Lessee holds at least 50% of their assets, in which case the Lessee must notify the Lessor in advance of all sublease contracts signed in accordance with this authorization”.

It is hereby agreed that the Lessee shall be solely liable for the obligations associated with the lease as stipulated by the Lessor.

Article 16 – RESTORATION OF THE PREMISES

Paragraph 8 shall be modified as follows:

“Reparations shall be considered as maintaining the premises in good condition”.

Article 17 – CHANGE IN THE LEGAL FORM

The last sentence shall be completed as follows:

“in the event of a partial transfer of assets, the contributing Company, if it becomes a majority shareholder of the Company receiving the assets, shall remain the guarantor…”.

REPAIR WORK

Reimbursement of installation work has been granted to the Lessee by the Lessor in the amount of 1,500,000 €, excluding taxes. This amount shall be paid to the Lessee upon submission of supporting documents.

Verification of the condition of the premises shall be conducted as a result of the work to verify its completion.

INSURANCE

The provision of the premises, as of September 1, 2005, prior to the lease effective date (January 1, 2006) is contingent upon submission of an insurance certificate for the premises by the Lessee, insuring the civil liability of the Lessee as the occupant, in regard to the Lessor as well as third parties.

[initials]

11th/	FEES OWED BY THE LESSEE

	•	Inventory:	228.67 €, excluding taxes
	•	Preparation of documents:	304.90 €, excluding taxes
	•	VAT at 19.60%:	104.58 €

For a total of:			638.15 €, taxes included payable to UNIBENS
(SIX HUNDRED THIRTY-EIGHT EUROS and FIFTEEN CENTS)

SIGNED in ISSY-les-MOULINEAUX
ON 06/13/2005 [handwritten]
IN THREE COPIES

The “LESSEE”	the “LESSOR”
[signature]	[signature]

“Signatures to be proceed by the following statement: Read and approved”

[initials]